UNISYS CORPORATION

AMENDED AND RESTATED BYLAWS

ARTICLE I

Stockholders

SECTION 1. Annual Meeting of Stockholders.

The Board of Directors may fix the date, time and place, if any, of the annual meeting of stockholders, but if no such date and time is fixed and designated by the Board of Directors, the annual meeting of stockholders shall be held on the last Thursday in April in each year. At the annual meeting, the stockholders then entitled to vote shall elect directors and shall transact such other business as may properly be brought before the meeting.

SECTION 2. Special Meetings of Stockholders.

Subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of the stockholders for any purpose may be called only by a majority of the entire Board of Directors.

SECTION 3. Stockholder Action.

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

SECTION 4. Place of Meeting.

All meetings of the stockholders of the Corporation shall be held at such place as shall be designated by the Board of Directors in the notice of such meeting. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held in whole in part by means of remote communication in accordance with Section 211(a)(2) of the Delaware General Corporation Law (as it may be amended, the “GCL”).

SECTION 5. Notice of Business to be Transacted.

(a) Annual Meetings.

(1) Nominations of persons for election to the Board of Directors of the Corporation shall be made pursuant to Article II, Section 5 of these Amended and Restated Bylaws (as may be amended and restated from time to time, the “bylaws”). The proposal of business other than director nominations to be transacted by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation’s notice with respect to such meeting, (b) by or at the direction of the Board of Directors, or (c) by any stockholder of the Corporation who was a stockholder of record at the time of giving of the notice provided for in these bylaws, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this section.

(2) For business other than director nominations to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (1) of this section, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such business must be a proper matter for stockholder action under the GCL. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days prior to or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting or later than the 7th day following the day on which notice of the date of such meeting is first given. Such stockholder’s notice shall set forth (a) as to any business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner and (ii) the class and number of shares of the capital stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

(3) Only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this section and, with respect to the election of directors, Article II, Section 5. The chair of the meeting shall determine whether any business proposed to be transacted by the stockholders has been properly brought before the meeting and, if any proposed business has not been properly brought before the meeting, the chair shall declare that such proposed business shall not be presented for stockholder action at the meeting.

(b) Special Meetings. Nominations of persons for election to the Board of Directors may be made by stockholders at special meetings of stockholders at which directors are to be selected pursuant to the stockholders’ notice requirements of Article II, Section 5 of these bylaws. Stockholders shall not propose business at any special meetings of stockholders.

(c) Proxy Rules. Nothing in this Section 5 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

SECTION 6. Quorum, Manner of Acting and Adjournment and Postponement.

(a) Quorum, Adjournment and Postponement. The holders of a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders except as otherwise provided by the GCL, by the Restated Certificate of Incorporation (as may be amended and restated from time to time, the “certificate of incorporation”) or by these bylaws. Whether or not a quorum is present or represented at any meeting of the stockholders, the chair of the meeting shall have the power to adjourn the meeting from time to time. Except as otherwise expressly required by applicable law, notice need not be given of any adjourned meeting of stockholders if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (1) announced at the meeting at which the adjournment is taken, (2) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (3) set forth in the notice of meeting. At any such adjourned meeting at which a quorum is present or represented, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. The stockholders present in person or by proxy at a meeting at which a quorum is present may continue to do business until adjournment, notwithstanding withdrawal of enough stockholders to leave less than a quorum. Any meeting of stockholders, whether special or annual, may be postponed by resolution of the Board of Directors upon public notice given prior to the date of such meeting.

(b) Manner of Acting. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote thereon shall be the act of the stockholders, unless the question is one upon which, by express provision of the applicable statute, the certificate of incorporation or these bylaws, a different vote is required in which case such express provision shall govern and control the decision of the question.

SECTION 7. Required Vote for Directors

(a) Required Vote. Each director to be elected by stockholders shall be elected by the vote of the majority of the votes cast at any meeting for the election of directors at which a quorum is present, provided that each director shall be elected by the vote of the plurality of the votes cast at each meeting of the stockholders for the election of directors at which a quorum is present and for which (x) the Secretary of the Corporation receives notice that one or more stockholders has proposed to nominate one or more persons for election or reelection to the Board of Directors, which notice purports to be in compliance with the advance notice requirements for stockholder nominations set forth in these bylaws, irrespective of whether the Board of Directors at any time determines that any such notice is not in compliance with such requirements, and (y) such nomination or nominations have not been formally and irrevocably withdrawn by such stockholder(s) on or prior to the date that is ten days in advance of the date that the Corporation gives notice of the meeting to the stockholders. For purposes of this bylaw, a majority of votes cast shall mean that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast shall include votes to withhold authority in each case and exclude abstentions with respect to that director’s election.

(b) Resignation. If a nominee for director who is an incumbent director does not receive the vote required by Article I, Section 7(a) of these bylaws at any meeting at which the director has been nominated for election and no successor has been elected at such meeting, the director shall promptly tender a resignation to the Board of Directors in accordance with the irrevocable undertaking specified in Article I, Section 8 of these bylaws or any other commitment, undertaking or agreement of such director. The Nominating and Corporate Governance Committee (or such other committee as the Board of Directors may appoint in accordance with Article II, Section 10 of these bylaws) shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors shall act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders a resignation shall not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board of Directors with respect to the resignation. If such incumbent director’s resignation is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting and until such director’s successor is duly elected, or such director’s earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors pursuant to this bylaw, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Article II, Section 3 of these bylaws or may decrease the size of the Board of Directors pursuant to the provisions of Article II, Section 1 of these bylaws.

SECTION 8. Directors’ Questionnaire, Representation and Agreement.

To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Article II, Section 5 of these bylaws) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request of any stockholder of record identified by name within five business days of such written request) and a written representation and agreement (in the form provided by the Secretary upon written request of any stockholder of record identified by name within five business days of such written request), which agreement shall (i) include an irrevocable undertaking to tender such person’s resignation in the event that such person does not receive the vote required by Article I, Section 7(a) of these bylaws at any meeting at which such person has been nominated for election as a director and no successor has been elected at such meeting and (ii) provide that such person (A) will abide by the requirements of Article I, Sections 7(a) and (b) of these bylaws, (B) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (C) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (D) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

SECTION 9. Organization and Conduct of Business.

At every meeting of the stockholders, the Chair of the Board, if there be one, or in the case of a vacancy in the office or absence of the Chair of the Board, one of the following persons present in the order stated: the Vice Chair, if one has been appointed, the Chief Executive Officer, the President, the Vice Presidents in their order of rank or seniority, a chair designated by the Board of Directors or a chair chosen by the stockholders entitled to cast a majority of the votes which all stockholders present in person or by proxy are entitled to cast, shall act as chair, and the Secretary, or, in the absence of the Secretary, an Assistant Secretary, or in the absence of the Secretary and the Assistant Secretaries, a person appointed by the chair, shall act as secretary.

The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it shall deem appropriate, including such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chair of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may include the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present, including regulation of the manner of voting and the conduct of discussion; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chair of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; (e) limitations on the time allotted to questions or comments by participants; and (f) restrictions on the use of cell phones, audio or video recording devices and similar devices at the meeting.

SECTION 10. Voting.

(a) General Rule. Unless otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one vote, in person or by proxy, for each share of capital stock having voting power held by such stockholder.

(b) Voting and Other Action by Proxy. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless such proxy provides for a longer period. A stockholder may authorize another person or persons to act for such stockholder as proxy in the manner(s) provided under Section 212(c) of the GCL or as otherwise provided under applicable law. Execution of a document authorizing another person or persons to act for such stockholder as proxy may be accomplished in the manner permitted by the GCL, including by electronic signature, by the stockholder or such stockholder’s authorized officer, director, employee or agent. Any copy, facsimile telecommunication or other reliable reproduction of the document (including any electronic transmission) created pursuant to this paragraph may be substituted or used in lieu of the original document for any and all purposes for which the original document could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original document.

All voting, except where otherwise required by law, these bylaws or the certificate of incorporation, may be by a voice vote. Any vote not taken by voice shall be taken by ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting.

SECTION 11. Voting Lists.

The Corporation shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this section shall require the corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of ten days ending on the day before the meeting date (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The stock ledger shall be the only evidence as to who are the stockholders entitled by this section to examine the list required by this section or to vote in person or by proxy at any meeting of stockholders.

SECTION 12. Inspectors of Election.

(a) Appointment. All elections of directors shall be by written ballot. In advance of any meeting of stockholders the Board of Directors shall appoint one or more inspectors to act at the meeting. No person who is a candidate for office shall act as an inspector. In case any person appointed as an inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the Board of Directors in advance of the convening of the meeting, or at the meeting by the chair of the meeting.

(b) Duties. Inspectors shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum and the authenticity, validity and effect of proxies and ballots, shall receive votes or ballots, shall hear and determine all challenges and questions in any way arising in connection with the right to vote, shall count and tabulate all votes and ballots, shall determine and certify the result, and shall do such acts as may be proper to conduct the election or vote with fairness to all stockholders. If there be more than one inspector of election, the decision, act or certificate of a majority shall be effective in all respects as the decision, act or certificate of all.

(c) Report. On request of the chair of the meeting or of any stockholder or the stockholder’s proxy, the inspectors shall make a report in writing of any challenge or question or matter determined by them, and execute a certificate of any fact found by them.

(d) Opening and Closing of Polls. The date and time of the opening and closing of the polls for each matter to be voted upon at the meeting shall be determined by the chair of the meeting and announced at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery in Delaware upon application by a stockholder shall determine otherwise.

ARTICLE II

Directors

SECTION 1. Number.

The business and affairs of the Corporation shall be managed under the direction of the Board of Directors which, subject to any right of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, shall consist of not less than 7 nor more than 15 persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors.

SECTION 2. Terms.

The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall, commencing with the Annual Meeting of Stockholders scheduled to be held in calendar year 2011 (the “2011 Annual Meeting”), be elected at each Annual Meeting of Stockholders for a term expiring at the next Annual Meeting of Stockholders following their election and shall remain in office until their successors shall have been elected and qualified or until their earlier death, resignation, retirement, disqualification or removal. The term of office of each director serving on the Board of Directors immediately prior to the election of directors at the 2011 Annual Meeting (other than any directors elected by holders of Preferred Stock) shall expire at the 2011 Annual Meeting, notwithstanding that any such director may have been elected for a term that extended beyond the date of the 2011 Annual Meeting, but such director may remain in office beyond the expiration of such term expiring at the 2011 Annual Meeting until a successor is elected and qualified or until such director’s earlier death, resignation, retirement, disqualification or removal.

SECTION 3. Newly Created Directorships and Vacancies.

Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, even if less than a quorum. Any director so chosen (other than a director elected by holders of Preferred Stock) shall hold office for a term expiring at the next Annual Meeting of Stockholders following his or her election and shall remain in office until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation, retirement, disqualification or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

SECTION 4. Removal.

Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote thereon, voting together as a single class.

SECTION 5. Nomination of Director Candidates.

(a) Nominations of candidates for election as directors of the Corporation at any meeting of stockholders called for election of directors (an “Election Meeting”) may be made by the Board of Directors or by any stockholder entitled to vote at such Election Meeting.

(b) Nominations made by the Board of Directors shall be made at a meeting of the Board of Directors, or by written consent of directors in lieu of a meeting, not less than 30 days prior to the date of the Election Meeting, and such nomination shall be reflected in the minute books of the Corporation as of the date made. At the request of the Secretary of the Corporation each proposed nominee shall provide the Corporation with such information concerning himself as is required, under the rules of the Securities and

Exchange Commission, to be included in the Corporation’s proxy statement soliciting proxies for his election as a director.

(c) Not less than 90 days prior to the date of the Election Meeting in the case of an annual meeting, and not more than 7 days following the date of notice of the meeting in the case of a special meeting, any stockholder who intends to make a nomination at the Election Meeting shall deliver a notice to the Secretary of the Corporation setting forth (i) the name, age, business address and residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of capital stock of the Corporation which are beneficially owned by each such nominee, (iv) a statement that the nominee is willing to be nominated and (v) such other information concerning each such nominee as would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of such nominees.

(d) In the event that a person is validly designated as a nominee in accordance with paragraph (b) or paragraph (c) hereof and shall thereafter become unable or unwilling to stand for election to the Board of Directors, the Board of Directors or the stockholder who proposed such nominee, as the case may be, may designate a substitute nominee.

(e) If the Chairman of the Election Meeting determines that a nomination was not made in accordance with the foregoing procedures, such nominations shall be void.

No person shall be elected a director of the Corporation after having attained the age of seventy-two years; provided that, upon the request of the Nominating and Corporate Governance Committee and with the approval of at least two-thirds of the directors then in office (excluding such director) a director may stand for reelection at up to two annual stockholders meetings after having reached such age. Notwithstanding the foregoing, in no event shall a person stand for election as a director of the Corporation after having attained the age of seventy-four years.

SECTION 6. Organization.

At every meeting of the Board of Directors, the Chair of the Board or, in the case of a vacancy in the office or absence of the Chair of the Board, a chair chosen by a majority of the directors present, shall preside, and the Secretary, or, in the absence of the Secretary, an Assistant Secretary, or in the absence of the Secretary and the Assistant Secretaries, any person appointed by the chair of the meeting, shall act as secretary.

SECTION 7. Regular Meetings.

Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

SECTION 8. Special Meetings.

Special meetings of the Board of Directors shall be held whenever called by the Chair of the Board or by three or more of the directors and shall be held at such place, on such date and at such time as they or the Chair of the Board shall fix.

SECTION 9. Quorum, Manner of Acting and Adjournment.

(a) General Rule. One-half of the total number of directors shall constitute a quorum for the transaction of business at all meetings of the Board of Directors. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except (1) as may be otherwise specifically provided by the GCL or by the certificate of incorporation; and (2) for any amendment to these bylaws, which shall require the vote of not less than a majority of the directors then in office. If a quorum is not present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without further waiver or notice other than announcement at the meeting, until a quorum is present.

(b) Unanimous Written Consent. Unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if all members of the Board consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

(c) Conference Telephone Meetings. One or more directors of the Board of Directors may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in this manner constitutes presence in person at the meeting.

SECTION 10. Committees of the Board of Directors.

(a) Establishment and Powers. The Board of Directors may, by resolution adopted by a majority of the whole Board, establish one or more committees, each committee to consist of one or more directors. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee and the alternate or alternates, if any, designated for such member, the member or members of the committee present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member. Subject to the provisions of the GCL, committees established by the Board of Directors shall have such power and authority as provided by resolution of the board. Each committee so formed shall have such name as may be determined from time to time by resolution adopted by the Board of Directors and shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

(b) Committee Procedures and Conduct of Business. Each committee of the Board of Directors may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings of committees. A majority of the members of any committee shall constitute a quorum unless the committee shall consist of one (1) or two (2) members, in which event one (1) member and two (2) members, respectively, shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of such committee.

SECTION 11. Compensation of Directors.

Unless otherwise restricted by the certificate of incorporation, the Board of Directors shall have the authority to fix the fees and other compensation of directors.

SECTION 12. Chair of the Board

The Board of Directors shall elect the Chair of the Board from among the members of the Board of Directors. The Chair of the Board shall preside at all meetings of the stockholders and of the Board of Directors and shall perform such other duties as may from time to time be assigned to the Chair of the Board by the Board of Directors.

ARTICLE III

Notice - Waivers - Meetings

SECTION 1. Notice, What Constitutes.

(a) Whenever, under the provisions of the GCL or of the certificate of incorporation or of these bylaws, notice is required to be given to any stockholder, such notice may be given (1) in writing, timely and duly deposited in the United States mail or with a courier service, postage prepaid, and addressed to the address of the person appearing on the books of the Corporation, (2) by a form of electronic transmission consented to by the stockholder to whom the notice is given, except to the extent prohibited by Section 232 of the GCL, or (3) by any other means expressly permitted by the GCL at the time.

(b) Any notice required to be given to any director may be given in person, by telephone or by any method contemplated in Section 1(a) of this Article III. Any such notice, other than one that is delivered personally, shall be sent or transmitted to such post office address, electronic mail address, facsimile number or other number or location as each director has provided to the Corporation. All notices given by mail or courier service shall be deemed to be given when deposited in the United States mail or with the courier service for delivery to that person.

(c) All notices given to stockholders by a form of electronic transmission shall be deemed to have been given: (1) if by facsimile, when directed to a number at which the stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (3) if by a posting on an electronic network together with separate notice to the stockholder of the specific posting, upon the later of (x) such posting or (y) the giving of such separate notice; and (4) if by any other form of electronic transmission, when directed to the stockholder. All notices given to directors by a form of electronic transmission shall be deemed to have been given when directed to the electronic mail address, facsimile number or other location provided by the director to the Secretary of the Corporation.

(d) “Electronic transmission” has the meaning set forth in Section 232(c) of the GCL, including without limitation any facsimile transmission, communication by electronic mail or communication by posting on an electronic network together with separate notice of such posting.

SECTION 2. Notice of Meetings of Board of Directors.

Notice of a regular meeting of the Board of Directors need not be given. Notice of every special meeting of the Board of Directors shall be given to each director by telephone or in writing at least 24 hours (in the case of notice by telephone or electronic transmission) or 48 hours (in the case of notice by courier service or express mail) or five days (in the case of notice by first class mail) before the time at which the meeting is to be held. Every such notice shall state the time and place of the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

SECTION 3. Notice of Meetings of Stockholders.

Written notice of any meeting of the stockholders, whether annual or special, shall be given to each stockholder of record entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting not less than ten nor more than 60 days before the date of the meeting. Such notice shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

SECTION 4. Waivers of Notice.

(a) Written Waiver. Whenever notice is required to be given under any provisions of the GCL or the certificate of incorporation or these bylaws, the person or persons entitled to the notice may waive the notice in writing or by electronic transmission and such a waiver of notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any waiver of notice of such meeting.

(b) Waiver by Attendance. Attendance of a person at a meeting, either in person or by proxy, shall constitute a waiver of notice of such meeting, except where a person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

ARTICLE IV

Officers

SECTION 1. Number, Qualifications and Designation.

The officers of the Corporation shall be chosen by the Board of Directors and shall be a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, a Treasurer, a Controller and such other officers as may be elected in accordance with the provisions of Section 3 of this Article IV. Any number of offices may be held by the same person.

SECTION 2. Election and Term of Office.

The officers of the Corporation, except those appointed by delegated authority pursuant to Section 3 of this Article IV, shall be elected annually by the Board of Directors, and each such officer shall hold office for a term of one year and until a successor is elected and qualified, or until such officer’s earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Any officer may be removed from office at any time by the affirmative written vote of a majority of the directors then in office. Notwithstanding anything to the contrary in these by-laws and regardless of whether the officer has tendered a resignation, an officer’s term of office and employment shall terminate on the first day of the month following the officer’s attainment of age sixty-five unless, in the case of any particular officer, the Board of Directors shall have determined otherwise.

SECTION 3. Other Officers, Committees and Agents.

The Board of Directors may from time to time elect such other officers, which may include, at the Board’s discretion, the Chair of the Board and a Vice Chair, and appoint such committees, employees or other agents as it deems necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as are provided in these bylaws, or as the Board of Directors may from time to time determine. The Board of Directors may delegate to any officer or committee the power to appoint subordinate officers and to retain or appoint employees or other agents, or committees thereof, and to prescribe the authority and duties of such subordinate officers, committees, employees or other agents.

SECTION 4. The Chief Executive Officer.

The Chief Executive Officer shall have general responsibility for the management and control of the business of the Corporation, shall perform all duties and have all powers that are commonly incident to the office of Chief Executive Officer and shall perform such other duties as may from time to time be assigned to the Chief Executive Officer by the Board of Directors.

SECTION 5. The President.

The President shall perform such duties as from time to time may be assigned by the Board of Directors or by the Chief Executive Officer.

SECTION 6. The Vice Presidents.

The Vice Presidents shall perform such duties as may from time to time be assigned to each and any of them by the Board of Directors or by the Chief Executive Officer. A Vice President or Vice Presidents may have such additional designations as the Board may approve.

SECTION 7. The Secretary.

The Secretary, or an Assistant Secretary, shall attend all meetings of the stockholders, the Board of Directors and committees thereof and shall record the proceedings of the stockholders and of the directors and of committees of the Board in a book or books to be kept for that purpose; shall see that notices are given and records and reports properly kept and filed by the Corporation as required by law;

shall be the custodian of the seal of the Corporation and see that it is affixed to all documents to be executed on behalf of the Corporation under its seal; and, in general, shall perform all duties incident to the office of Secretary, and such other duties as may from time to time be assigned by the Board of Directors or by the Chief Executive Officer.

SECTION 8. The Treasurer.

The Treasurer, or an Assistant Treasurer, shall have or provide for the custody of the funds or other property of the Corporation; shall collect and receive or provide for the collection and receipt of moneys earned by or in any manner due to or received by the Corporation; shall deposit all funds in such person’s custody as Treasurer in such banks or other places of deposit as the Board of Directors may from time to time designate; whenever so required by the Board of Directors, shall render an account showing such person’s transactions as Treasurer and the financial condition of the Corporation; and, in general, shall discharge such other duties as may from time to time be assigned by the Board of Directors or by the Chief Executive Officer.

SECTION 9. The Controller.

The Controller shall provide and maintain financial and accounting controls over the business and affairs of the Corporation. The Controller shall maintain adequate records of the assets, liabilities and financial transactions of the Corporation, and shall direct the preparation of financial statements, reports and analyses. The Controller shall perform all acts incident to the position of Controller subject to the control of the Board of Directors and the Chief Executive Officer.

SECTION 10. General Counsel.

The Corporation may have a General Counsel who shall be appointed by resolution of the Board of Directors and who shall have general supervision of all matters of a legal nature concerning the Corporation.

SECTION 11. Officers’ Bonds.

No officer of the Corporation need provide a bond to guarantee the faithful discharge of the officer’s duties unless the Board of Directors shall by resolution so require a bond in which event such officer shall give the Corporation a bond (which shall be renewed if and as required) in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of office.

SECTION 12. Compensation.

The compensation of the officers of the Corporation elected by the Board of Directors shall be fixed from time to time by the Board of Directors or a committee thereof designated for such purpose.

ARTICLE V

Certificates of Stock, Transfer, Etc.

SECTION 1. Form and Issuance.

(a) Issuance and Form. The shares of the capital stock of the Corporation shall be represented by certificates in such form as shall be approved by the Board of Directors or shall be uncertificated shares. To the extent that shares are represented by certificates, such certificates shall be signed by the Chair or the Chief Executive Officer or the President or any Vice President and by the Treasurer or the Secretary.

(b) Records and Regulations. The stock record books shall be kept by the Secretary or by any registrar, stock transfer agent or other agency designated by the Board of Directors for that purpose. The shares of the capital stock of the Corporation shall be registered in the stock ledger and transfer books of the Corporation as they are issued. Except as may otherwise be required by the Corporation’s certificate of incorporation or the GCL, the Board of Directors may make such other rules and regulations concerning the issue, transfer and registration of certificated or uncertificated shares of the capital stock of the Corporation as it deems necessary or appropriate from time to time.

(c) Signatures. Any of or all the signatures upon the stock certificates of the Corporation may be a facsimile. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon, any share certificate shall have ceased to be such officer, transfer agent or registrar, before the certificate is issued, it may be issued with the same effect as if the signatory were such officer, transfer agent or registrar at the date of its issue.

SECTION 2. Transfer of Stock.

Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. In the case of shares represented by a certificate, an outstanding certificate for the number of shares involved shall be surrendered for cancellation, properly endorsed, before a new certificate is issued therefor, except where a certificate is issued in accordance with Section 3 of this Article V.

SECTION 3. Lost, Stolen, Destroyed or Mutilated Certificates.

The Corporation may direct a new certificate of stock to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or the legal representative of the owner, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate.

SECTION 4. Record Holder of Shares.

The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the GCL.

SECTION 5. Determination of Stockholders of Record.

(a) Meetings of Stockholders. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting unless the Board of Directors fixes a new record date for the adjourned meeting.

(b) Dividends. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights of the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE VI

General Provisions

SECTION 1. Dividends.

Subject to the restrictions contained in the GCL and any restrictions contained in the certificate of incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation.

SECTION 2. Contracts.

Except as otherwise provided in these bylaws, the Board of Directors or the Chief Executive Officer, to the extent authorized by the Board, may authorize any officer or officers, or any agent or agents, to enter into any contract or to execute or deliver any instrument on behalf of the Corporation and such authority may be general or confined to specific instances.

SECTION 3. Corporate Seal.

The Corporation shall have a corporate seal, which shall have inscribed thereon the name of the Corporation and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced. If and when so directed by the Board or a committee thereof, duplicates of the seal may be kept and used by the Secretary or Treasurer or by an Assistant Secretary or Assistant Treasurer.

SECTION 4. Amendment of Bylaws.

Subject to the provisions of the certificate of incorporation, these bylaws may be altered, amended or repealed or new bylaws may be adopted either (1) by vote of the stockholders at a duly held annual or special meeting of stockholders, or (2) by vote of a majority of the Board of Directors at any regular or special meeting of directors.

SECTION 5. Action with Respect to Securities of Other Corporations.

The Chair of the Board, the Vice Chair of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer or Secretary, or such other person appointed by such officer or the Board of Directors, shall have the power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which the Corporation may hold securities and otherwise to exercise any and all rights and powers which the Corporation may possess by reason of its ownership of securities in such other corporation. The Corporation shall not directly or indirectly vote any shares issued by it.

SECTION 6. Fiscal Year.

The fiscal year of the Corporation shall end on the thirty-first of December in each year.

SECTION 7. Time Periods.

In applying any provision of these bylaws that requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

SECTION 8. Confidentiality Policies.

The provisions of these Bylaws shall be subject to any policies with respect to inspectors of election and confidential proxy voting which may be adopted by the Board of Directors from time to time and which are not inconsistent with applicable law.

ARTICLE VII

Exclusive Forum

SECTION 1. Exclusive Forum.

(a) Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the GCL, the certificate of incorporation or these bylaws, or (4) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

(b) Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.